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                                                                     EXHIBIT 2.4

                             DIVESTITURE AGREEMENT


DATE:     January 2, 1995

PARTIES:  1.   Advantage Parking Lot Service, Inc. ("Advantage")
               14388 Santa Ana Avenue
               Fontana, CA 92335

          2.   Ronald E. Williams
               14388 Santa Ana Avenue
               Fontana, CA 92335

          3.   PAN Environmental Corporation ("PAN")
               14424 SE 78th Way
               Renton, WA 98059

SUBJECT: Divestiture - Resale of Subsidiary Company Advantage by Parent Company PAN to Williams

RECITALS:

     WHEREAS, on March 4, 1993 PAN acquired 3,000 shares, or one hundred percent, of the issued and outstanding stock of Advantage, and

     WHEREAS, PAN wishes to divest itself of Advantage as a subsidiary by reconveying the 3,000 shares of Advantage stock back to Williams, and

     WHEREAS, in exchange for Williams returning the 183,722 shares of PAN to PAN's treasury, PAN will agree to write off the $166,000 advanced by PAN to Advantage, and

     NOW, THEREFORE, for the mutual considerations contained herein, the parties agree as follows:

1.   PAN agrees to reconvey the 3,000 shares of Advantage back to Williams.

2. PAN agrees to write of and forgive the $166,000 debt owed by Advantage to PAN.

3. Williams agrees to reconvey the 183,722 shares of PAN back to PAN's treasury.




DIVESTITURE AGREEMENT
ADVANTAGE/WILLIAMS/PAN
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EXECUTED this 2nd day of January, 1995.


ADVANTAGE PARKING LOT
SERVICE, INC.                           RONALD E. WILLIAMS


By /s/ RONALD E. WILLIAMS               /s/ RONALD E. WILLIAMS
   ----------------------------------   ---------------------------------------
   Ronald E. Williams, President



PAN ENVIRONMENTAL CORPORATION


By /s/ JERRY CORNWELL
   ----------------------------------
   Jerry Cornwell, President